Exhibit 12

December 4, 2009

Legg Mason Partners Money Market Trust

55 Water Street

New York, NY 10041

The FBR Funds

1001 19th Street North

Arlington, VA 22209

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.1 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of October 1, 2009, by and among Legg Mason Partners Money Market Trust, a Maryland business trust (the “Acquiring Entity”), on behalf of Western Asset Government Money Market Fund, a series thereof (the “Acquiring Fund”), and The FBR Funds, a Delaware statutory trust (the “Acquired Entity”), on behalf of FBR Fund for Government Investors, a series thereof (the “Acquired Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates the acquisition of assets of the Acquired Fund by the Acquiring Fund in exchange for the issuance and delivery by the Acquiring Entity, on behalf of the Acquiring Fund, to the Acquired Fund, for distribution, in accordance with paragraph 1.4 of the Agreement along with any other assets then held by the Acquired Fund, pro rata to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares and in complete liquidation of the Acquired Fund, of a number of Acquiring Fund Shares having an aggregate net asset value equal to the aggregate value of the Portfolio Securities and the Cash Payment (the “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Information Statement and Prospectus on Form N-14 filed with the Securities and Exchange Commission on or about October 2, 2009 with respect to the Transaction, and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

Legg Mason Partners Money Market Trust

The FBR Funds

December 4, 2009

Page Two

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Acquiring Entity, on behalf of the Acquiring Fund, and the Acquired Entity, on behalf of the Acquired Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction, and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code (“Treasury Regulations”), and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.	The transfer to the Acquiring Fund of the assets of the Acquired Fund described in paragraph 1.1 of the Agreement (the “Acquired Assets”) in exchange solely for Acquiring Fund Shares, followed by the distribution of such Acquiring Fund Shares within the time period described in paragraph 1.4(b)(i) of the Agreement and the assets described in paragraph 1.4(b)(ii) of the Agreement within the time period described in paragraph 1.4(b)(ii) of the Agreement to the Acquired Fund Shareholders in complete liquidation of the Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquiring Fund upon receipt of the Acquired Assets in exchange for the Acquiring Fund Shares.

3.	The basis in the hands of the Acquiring Fund of each Acquired Asset transferred to the Acquiring Fund in the Transaction will be the same as the basis of that asset in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund upon the transfer of that asset.

Legg Mason Partners Money Market Trust

The FBR Funds

December 4, 2009

Page Three

4.	The holding period of each Acquired Asset in the hands of the Acquiring Fund, other than assets with respect to which gain or loss is required to be recognized in the Transaction, will include the period during which that asset was held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to that asset).

5.	No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares, or upon the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in liquidation, except for (i) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (ii) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (iii) any other gain or loss that may be required to be recognized (a) as a result of the closing of the Acquired Fund’s taxable year or (b) upon the transfer of an asset of the Acquired Fund regardless of whether the transfer would otherwise be a non-taxable transaction under the Code.

6.	No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of all of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the Transaction.

7.	Gain (but not loss) will be recognized by the Acquired Fund Shareholders in an amount not in excess of the amount of any cash and the fair market value of any other property other than Acquiring Fund Shares received by the Acquired Fund Shareholders as part of the Transaction.

8.	If the exchange described in paragraphs (6) and (7) has the effect of the distribution of a dividend, then the amount of any gain recognized by an Acquired Fund Shareholder pursuant to paragraph (7) that is not in excess of that Acquired Fund Shareholder’s ratable share of the Acquired Fund’s undistributed earnings and profits will be treated as a dividend to that Acquired Fund Shareholder, and any additional gain so recognized will be treated as gain from the sale or exchange of property.

9.	The aggregate basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Transaction will be the same as the aggregate basis of his or her Acquired Fund Shares exchanged therefor, decreased by the amount of any money and the fair market value of any other property other than Acquiring Fund Shares received by that Acquired Fund Shareholder as part of the Transaction and increased by any gain recognized by the Acquired Fund Shareholder in the Transaction.

Legg Mason Partners Money Market Trust

The FBR Funds

December 4, 2009

Page Four

10.	Each Acquired Fund Shareholder’s holding period for his or her Acquiring Fund Shares received in the Transaction will be determined by including the period for which he or she held the Acquired Fund Shares exchanged therefor, provided that he or she held such Acquired Fund Shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the referenced Transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP